Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2010

Subsidiary	Jurisdiction of Organization

AMN Allied Services, LLC	Delaware

AMN Healthcare, Inc	Nevada

AMN Healthcare Allied, Inc	Texas

AMN Services, Inc.	North Carolina

AMN Staffing Services, Inc.	Delaware

B.C.P., Inc.	Hawaii

Club Staffing, LLC	Delaware

International Healthcare Recruiters, Inc	Delaware

Lifework, Inc	Colorado

Linde Health Care Staffing, Inc	Missouri

Merritt, Hawkins & Associates	California

MHA Allied Consulting, Inc	Texas

National Healthcare Staffing, Inc	Florida

NF Services, Inc	New York

Nursefinders, LLC	Texas

Pharmacy Choice, Inc	Colorado

Radiologic Enterprises, LLC	North Carolina

RN Demand, Inc	Texas

Rx Pro Health, Inc	Colorado

Staff Care, Inc	Delaware

The MHA Group, Inc	Texas

O’Grady-Peyton International (USA), Inc.	Massachusetts

O’Grady-Peyton International (Australia) (Pty), Inc.	Australia

O’Grady Peyton International Recruitment U.K. Limited	United Kingdom

O’Grady-Peyton International (SA) (Proprietary) Limited	South Africa

O’Grady-Peyton International (Europe) Limited	United Kingdom

O’Grady Peyton International (India) Private Limited	India